Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-158971

Prospectus Supplement to Prospectus dated May 4, 2009

7,000,000 Shares

Common Stock

We are offering 7,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WAL.” The last reported sale price of our common stock on NYSE on August 18, 2010 was $6.83 per share.

The shares of common stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important facts you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$6.25	$43,750,000
Underwriting discounts and commissions	$0.28125	$1,968,750
Proceeds to Western Alliance Bancorporation (before expenses)	$5.97875	$41,851,250

The underwriter also may purchase up to an additional 1,050,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about August 24, 2010.

Keefe, Bruyette & Woods

Prospectus Supplement dated August 19, 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which contains the terms of this offering of common stock. The second part, the accompanying prospectus dated May 4, 2009, gives more general information, some of which may not apply to this offering.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Western Alliance”, “we”, “us”, “our”, the “Company” or similar references mean Western Alliance Bancorporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and on our website at http://www.westernalliancebancorp.com.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 16, 2010 (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2010 annual meeting of stockholders, which was filed on March 19, 2010);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 filed on May 7, 2010, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2010 filed on August 5, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010;

S-i

•	our Current Reports on Form 8-K filed with the SEC on February 16, 2010, April 5, 2010, April 22, 2010, May 3, 2010 and May 27, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 27, 2005, including any amendment or report filed for the purpose of updating such description.

Unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Western Alliance Bancorporation
2700 W. Sahara Avenue
Las Vegas, Nevada 89102
(702) 248-4200
Attn: Dale Gibbons, Executive Vice President and Chief Financial Officer

Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference in them are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The Company intends such forward-looking statements be covered by the safe harbor provisions for forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of Federal and State securities laws, including statements that related to or are dependent on estimates or assumptions relating to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

These forward-looking statements reflect our current views about future events and financial performance and involve certain risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: difficult economic conditions in the financial markets around the world; recent legislative and regulatory initiatives, including the Emergency Economic Stabilization Act of 2008, or EESA, the American Recovery and Reinvestment Act of 2009, or ARRA, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations that have or might be promulgated thereunder; supervisory actions by regulatory agencies which limit our ability to pursue certain growth opportunities, limit the ability of our banking subsidiaries to pay dividends or make distributions to us, and restrict or require other activities; the effect of fair value accounting on the financial instruments that we hold and any adverse impact changes in the value of the financial instruments will have on our earnings and financial condition; the possibility of asset, including goodwill, write-downs and the adverse impact on our earnings and financial condition; the soundness of other financial institutions with which we do business; our ability to raise capital, attract deposits and borrow from the Federal Home Loan Bank (“FHLB”) and the Board of Governors of the Federal Reserve (the “Federal Reserve”); defaults on our loan portfolio and the impact on our earnings; inadequate estimates of, or changes in managements estimates of the adequacy of, the allowance for credit losses; our ability to recruit and retain qualified employees, especially seasoned relationship bankers; inflation, interest rate, market and monetary fluctuations; the continued downturn in gaming or tourism in Las Vegas, Nevada, our primary market area; risks associated with the execution of our business strategy and related costs; increased lending risks associated with our concentration of commercial real estate, construction and land development and commercial and industrial loans; competitive pressures among financial institutions and businesses offering similar products and services; the effects of interest rates and interest rate policy; and other factors affecting the financial services industry generally or the banking industry in particular.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

About Western Alliance Bancorporation

Western Alliance Bancorporation, incorporated in the State of Nevada, is a multi-bank holding company headquartered in Las Vegas, Nevada, providing full service banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through its subsidiary banks and financial services companies located in Nevada, Arizona, California and Colorado. The Company provides virtually all aspects of commercial and consumer lending and deposit services. In addition, its non-bank subsidiaries offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including custody and investments and equipment leasing. On a consolidated basis, as of June 30, 2010, we had approximately $5.96 billion in total assets, $4.02 billion in total net loans, $5.23 billion in deposits and $575.9 million in stockholders’ equity. We have focused our lending activities primarily on commercial loans (including business loans secured by apartment buildings, professional offices, industrial facilities, retail centers and other commercial properties), which comprised 72% of our total loan portfolio at June 30, 2010.

We commenced operations in 1994 in the Las Vegas, Nevada market. We grew to approximately $5 billion in assets by year end 2007, at which time we had reported 10 consecutive years of profitability. Beginning in 2008, however, we and the banking industry in general were adversely affected by a substantial decline in general economic conditions and turmoil in financial markets. Arizona, Nevada and California, the principal markets in which we operate, were particularly affected by declining real estate values. As a consequence of these events, and the declines in our stock price and the valuations of other financial institutions in recent periods, we recorded substantial charges for securities and goodwill impairments, substantial charge-offs related to our loan portfolio, and significant additions to our loss reserves. In addition, we have become subject to stricter regulatory oversight and requirements.

In response, and with a view to positioning us as the economy recovers for improved operating results and for future growth opportunities, we have taken a number of actions in recent periods to strengthen our balance sheet and improve our operating efficiencies, including raising over $420 million in new capital from a combination of the issuance of private and public offerings of our common stock and the issuance of preferred stock to the U.S. Department of Treasury under the Troubled Asset Relief Program, or TARP. We also have implemented a strategic cost reduction program, and have disposed or plan to dispose of non-core operations, including our unprofitable credit card division.

As a consequence of these actions, as well as stabilization in overall economic conditions, we experienced improved financial performance in the first half of 2010. Specifically, in the first six months of 2010, the Company:

•	recorded net income of $1.6 million, including a net gain from securities investments of $14.3 million;

•	grew its deposits by $508 million;

•	grew its net interest income to $112.2 million and improved its net interest margin to 4.16%; and

•	recorded declines in net loan charge-offs and its provision for credit losses.

In addition, on May 21, 2010, we repaid all $60 million aggregate principal amount of our subordinated debt issued through the Bank of Nevada which would have matured in 2016 and 2017. This debt bore, as of March 31, 2010, interest rates of 3.25% and 3.65%, respectively.

On August 11, 2010, our subsidiary Alta Alliance Bank opened a branch office in Los Altos, California, and Torrey Pines Bank, our southern California subsidiary, opened a full-service branch office in downtown Los Angeles, California.

Our common stock is traded on NYSE under the ticker symbol “WAL”. Our principal executive offices are located at 2700 W. Sahara Avenue, Las Vegas, Nevada 89102. Our telephone number is (702) 248-4200.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes such as, among other things, (1) enhanced resolution authority of troubled and failing banks and their holding companies; (2) increased capital and liquidity requirements; (3) increased regulatory examination fees; (4) changes to assessments to be paid to the FDIC for federal deposit insurance; and (5) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Board of Governors of the Federal Reserve System (or the Federal Reserve), the Office of the Comptroller of the Currency (or the OCC), and the Federal Deposit Insurance Corporation (or the FDIC).

The following items provide a brief description of the impact of the Dodd-Frank Act on the operations and activities, both currently and prospectively, of the Company and its subsidiaries.

•	Deposit Insurance. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the FDIC’s Deposit Insurance Fund (or the DIF), will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase the FDIC deposit insurance premiums paid by our insured depository institution subsidiaries. The Dodd-Frank Act also provides that, effective one year after the date of enactment, depository institutions may pay interest on demand deposits.

•	Trust Preferred Securities. Under the Dodd-Frank Act, bank holding companies are prohibited from including in their regulatory Tier 1 capital hybrid debt and equity securities issued on or after May 19, 2010. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities, which the Company has used in the past as a tool for raising additional Tier 1 capital and otherwise improving its regulatory capital ratios. Although the Company may continue to include our existing trust preferred securities as Tier 1 capital, the prohibition on the use of these securities as Tier 1 capital going forward may limit the Company’s ability to raise capital in the future.

•	The Consumer Financial Protection Bureau. The Dodd-Frank Act creates a new, independent Consumer Financial Protection Bureau (or the Bureau) within the Federal Reserve. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Bureau has rulemaking authority over many of the statutes governing products and services offered to bank consumers. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Bureau and state attorneys general are permitted to enforce consumer protection rules adopted by the Bureau against certain state-chartered institutions. Although our bank subsidiaries do not currently offer many of these consumer products or services, compliance with any such new regulations would increase our cost of operations and, as a result, could limit our ability to expand into these products and services.

•	Increased Capital Standards and Enhanced Supervision. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than existing regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. Compliance with heightened capital standards may reduce our ability to generate or originate revenue-producing assets and thereby restrict revenue generation from banking and non-banking operations. The Dodd-Frank Act also increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency. Compliance with new regulatory requirements and expanded examination processes could increase our cost of operations.

•	Transactions with Affiliates. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

•	Transactions with Insiders. Insider transaction limitations are expanded through the strengthening on loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivative transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•	Enhanced Lending Limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. Federal banking law currently limits a national bank’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions. It also eventually will prohibit state-chartered banks (such as the Company’s banking subsidiaries) from engaging in derivative transactions unless the state lending limit laws take into account credit exposure to such transactions.

•	Corporate Governance. The Dodd-Frank Act addresses many corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including us. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. While our current assessment is that the Dodd-Frank Act will not have a material effect on the Company, given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements would negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

THE OFFERING

The following summary contains basic information about our common stock and is not intended to be complete. For a more detailed description of our common stock, see “Description of Capital Stock” beginning on page S-24.

Issuer	Western Alliance Bancorporation

Common Stock Offered	7,000,000 shares.

Common Stock Outstanding After This Offering	80,426,774 shares(1)(2)

NYSE Listing	WAL

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to make capital injections into our bank subsidiaries.

Risk Factors	An investment in our common stock involves substantial risk. See “Risk Factors” beginning on page S-10 for a description of certain of the risks you should consider before investing in our common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 73,426,774 shares of common stock outstanding as of July 31, 2010.

(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option, 1,420,871 shares of common stock issuable under our stock compensation plans and 918,791 shares of common stock issuable upon the exercise of various warrants (including the warrant for 787,107 shares of common stock held by the United States Department of the Treasury).

REGULATORY CAPITAL RATIOS AND OTHER NON-GAAP FINANCIAL MEASURES

The Federal Reserve and the Federal Deposit Insurance Corporation (the “FDIC”) have risk-based capital adequacy guidelines intended to measure capital adequacy with regard to the degree of risk associated with a banking organization’s operations for transactions reported on the balance sheet as assets, as well as transactions, such as letters of credit and recourse arrangements, that are reported as off-balance-sheet items. Under these guidelines, in order to be categorized as well-capitalized, a bank must maintain minimum leverage, Tier 1 risk-based capital and total risk-based capital ratios of 5.0%, 6.0% and 10.0%, respectively.

In connection with the Supervisory Capital Assistance Program, the Federal Reserve and the FDIC began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed our capital adequacy using, among other measures, the Tier 1 common equity measure. Since analysts and banking regulators may assess our capital adequacy using Tier 1 common equity, we believe that it is useful to provide investors the ability to assess the Company’s capital adequacy on this same basis.

The table below presents, as of June 30, 2010:

•	a reconciliation of our stockholders’ equity to our Tier 1 capital and Tier 1 common equity (non-GAAP); and

•	our leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio.

	June 30, 2010
		(Dollars in thousands)		Ratio

Stockholders’ equity (GAAP)		$575,858
Less:

Accumulated other comprehensive income (loss)		3,258
Non-qualifying goodwill and intangibles		36,663
Other non-qualifying assets		23,736
Add:
Qualifying trust preferred securities		34,326
Tier 1 capital (regulatory)(1)	A	$546,527	A/C	11.7%
Less:
Qualifying non-controlling interests		231
Qualifying trust preferred securities		34,326
Preferred stock		129,378
Estimated Tier 1 common equity (non-GAAP)(2)	B	$382,592	B/C	8.2%
Estimated risk-weighted assets (regulatory)(2)	C	$4,656,567
Leverage ratio (regulatory)(3)		9.1
Tier 1 risk-based capital ratio (regulatory)(4)		11.7
Total risk-based capital ratio (regulatory)(5)		13.0

(1)	Under the guidelines of the Federal Reserve and the FDIC in effect as of June 30, 2010, Tier 1 capital consisted of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets. As reflected above, our trust preferred securities qualified as Tier 1 capital for us as of June 30, 2010, subject to certain limitations. The Dodd-Frank Act, which the President of the United States signed into law on July 21, 2010, among other things, allows us to continue to count our current trust preferred securities as Tier 1 capital, but will affect the qualification of any future trust preferred securities that we may issue as Tier 1 capital. For more information about our current trust preferred securities, see Note 10, “Junior Subordinated and Subordinated Debt” beginning on page 107 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement, and “Risk

Factors — We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us”, and “ — State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.”

(2)	Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements. Because Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure and other entities may calculate it differently than our disclosed calculation. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Company has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the company’s capital performance is properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

(3)	The leverage ratio is obtained by dividing the Company’s Tier 1 capital by its average total assets.

(4)	The Tier 1 risk-based capital ratio is obtained by dividing the Company’s Tier 1 capital by its total risk-adjusted assets and certain off-balance-sheet items. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, other qualifying term debt, a limited amount of the allowance for loan and lease losses and certain other instruments that have some characteristics of equity, subject to certain other requirements and limitations of the federal banking supervisory agencies.

(5)	The total risk-based capital ratio is obtained by dividing the sum of the Company’s Tier 1 capital and Tier 2 capital by its total risk adjusted assets and certain off-balance sheet items.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial information as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, and as of and for the six months ended June 30, 2010 and 2009. The 2009, 2008 and 2007 results of operations reflect the retroactive reclassification of certain activities of our Partners First credit operation to discontinued operations. The Company determined to sell its credit card segment in the first quarter of 2010. The summary historical financial information as of and for the six months ended June 30, 2010 and 2009 is unaudited. This unaudited financial information has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such period. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results of operations to be expected for the full year or any future period. You should read this summary of selected consolidated financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010, which are incorporated by reference herein.

	As and For the Six
	Months Ended
	June 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Results of Operations:
Interest income	$138,734	$140,464	$276,023	$295,591	$305,822	$233,085	$134,910
Interest expense	26,560	38,933	73,734	100,683	125,933	84,297	32,568
Net interest income	112,174	101,531	202,289	194,908	179,889	148,788	102,342
Provision for credit losses	51,862	57,557	149,099	68,189	20,259	4,660	6,179
Net interest income after provision for credit losses	60,312	43,974	53,190	126,719	159,630	144,128	96,163
Non-interest income:
Net securities impairment charges recognized in earnings	(1,174)	(40,079)	(43,784)	(156,832)	(2,861)	—	—
Mark to market gains, net	6,551	3,622	3,631	9,033	2,418	—	—
Gain on sales of securities, net	14,297	10,874	16,100	138	434	(4,436)	69
Other non-interest income	15,715	13,202	7,213	29,724	22,542	17,870	12,069
Total non-interest income (loss)(1)	35,389	(12,381)	(16,840)	(117,937)	22,533	13,434	12,138
Non-interest expense(1)	94,103	141,209	221,704	288,288	131,011	96,086	64,864
Income (loss) from continuing
operations before income taxes	1,598	(109,616)	(185,354)	(279,506)	51,152	61,476	43,437
Benefit (expense) for income taxes(1)	(1,751)	(11,471)	(38,390)	(49,496)	16,674	21,587	15,372
Income (loss) from continuing operations	3,349	(98,145)	(146,964)	(230,010)	34,478	39,889	28,065
Loss from discontinued operations, net of tax benefit	(1,737)	(2,434)	(4,442)	(6,450)	(1,603)	—	—
Net income (loss)	1,612	(100,579)	(151,406)	(236,460)	32,875	39,889	28,065
Dividends and accretion on preferred stock	4,933	4,856	9,472	1,081	—	—	—
Net (loss)/income available to common shareholders	(3,321)	(105,435)	(161,148)	(237,541)	32,875	39,889	28,065

	As and For the Six
	Months Ended
	June 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Selected Balance Sheet Data:
Cash and cash equivalents, plus money market investments	$565,686	$737,615	$450,859	$139,954	$115,629	$264,880	$174,336
Investment securities — trading	40,632	95,070	58,670	119,237	240,440	—	—
Investment securities — available-for-sale	798,284	454,427	744,598	437,862	486,354	444,826	633,362
Investment securities — held to maturity	4,610	7,483	7,482	8,278	9,406	97,495	115,171
Investments in restricted stock	40,418	41,061	41,378	41,047	27,003	18,483	14,456
Loans:
Held for investment, net of deferred fees	4,129,950	4,028,867	4,079,639	4,095,711	3,633,009	3,003,222	1,793,337
Less: allowance for credit losses	(110,012)	(84,143)	(108,623)	(74,827)	(49,305)	(33,551)	(21,192)
Total Loans	4,019,938	3,944,724	3,971,016	4,020,884	3,583,704	2,969,671	1,772,145
Premises and equipment, net	118,743	136,653	125,883	140,910	143,421	99,859	58,430
Goodwill and other intangible assets	41,307	53,110	43,121	100,000	242,180	148,230	5,164
Other assets acquired through foreclosure, net	104,365	42,147	83,347	14,545	—	—	—
Other assets:	225,496	189,246	226,925	220,044	194,962	144,643	84,207
Deposits:
Non-interest-bearing demand	1,330,357	1,108,608	1,157,013	1,010,625	1,007,642	1,154,245	980,009
Interest-bearing	3,899,727	3,283,649	3,565,089	2,641,641	2,539,280	2,246,178	1,413,803
Total deposits	5,230,084	4,392,257	4,722,102	3,652,266	3,546,922	3,400,423	2,393,812
Customer repurchase agreements	87,131	300,436	223,269	321,004	275,016	170,656	78,170
Other borrowings	—	254,418	29,352	637,118	544,699	69,011	80,512
Junior subordinated debt	36,323	42,348	42,438	43,038	62,240	61,857	30,928
Subordinated debt	—	60,000	60,000	60,000	60,000	40,000	—
Other liabilities	30,083	30,440	100,393	33,838	25,591	19,078	29,626
Stockholders’ equity:
Preferred Stock	129,378	126,559	127,945	125,203	—	—	—
Common Stock	7	7	7	4	3	3	2
Surplus	688,260	680,135	684,092	484,205	377,973	287,553	167,632
Retained deficit	(245,045)	(186,011)	(241,724)	(85,824)	152,286	126,170	86,281
Accumulated other comprehensive income (loss)	3,258	(1,939)	5,405	28,491	(28,744)	(5,147)	(9,692)
Total stockholders’ equity	575,858	621,637	575,725	495,497	501,518	408,579	244,223
Total liabilities and stockholders’ equity	5,959,479	5,701,536	5,753,279	5,242,761	5,016,096	4,169,604	2,857,271

(1)	In the first quarter of 2010, we decided to sell our credit card segment, Partners First, and have presented certain activities as discontinued operations. Prior to the discontinued operations, non-interest income (loss) for the years ended 2009, 2008 and 2007 was ($15.0 million), ($117.0 million) and $22.5 million, respectively. Also, prior to the discontinued operations, non-interest expense for the years ended 2009, 2008 and 2007 was $231.2 million, $300.3 million and $133.8 million, respectively, and benefit (expense) for income taxes was ($41.6 million), ($54.2 million) and $15.5 million, respectively. For the years ended 2009, 2008 and 2007, non-interest income (loss) related to credit card fees of $1.8 million, $891,000 and $5,000, respectively, was retroactively reclassified to loss from discontinued operations net of tax benefits. In addition, non-interest expenses of $9.5 million, $12.0 million and $2.8 million for the years ended 2009, 2008 and 2007, respectively, were moved to discontinued operations net of tax benefits. The benefit (expense) for income taxes included in the loss from discontinued operations was $3.2 million, $4.7 million, and $1.2 million for the years ended 2009, 2008 and 2007, respectively. The resulting net loss from discontinued operations net of tax for the years ended 2009, 2008 and 2007 was $4.4 million, $6.5 million and $1.6 million, respectively. This reclassification had no effect on net income, earnings per share or the consolidated balance sheets.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market value of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Business

The Company is highly dependent on real estate and events that negatively impact the real estate market will hurt our business and earnings

The Company is located in areas in which economic growth is largely dependent on the real estate market, and a significant portion of our loan portfolio is dependent on real estate. As of June 30, 2010, real estate related loans accounted for a significant percentage of total loans. Real estate values have been declining in our markets, in some cases in a material and even dramatic fashion, which affects collateral values and has resulted in increased provisions for loan losses. We expect the weakness in these portions of our loan portfolio to continue through 2010. Accordingly, it is anticipated that our nonperforming asset and charge-off levels will remain elevated.

Further, the effects of recent mortgage market challenges, combined with the ongoing decrease in residential real estate market prices and demand, could result in further price reductions in home values, adversely affecting the value of collateral securing the residential real estate and construction loans that we hold, as well as loan originations and gains on sale of real estate and construction loans. A further decline in real estate activity would likely cause a further decline in asset and deposit growth and further negatively impact our earnings and financial condition.

The Company’s high concentration of commercial real estate, construction and land development and commercial, industrial loans expose us to increased lending risks

Commercial real estate, construction and land development and commercial and industrial loans, comprised approximately 85% of our total loan portfolio as of June 30, 2010, and expose the Company to a greater risk of loss than residential real estate and consumer loans, which comprised a smaller percentage of the total loan portfolio at June 30, 2010. Commercial real estate and land development loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential loans. Consequently, an adverse development with respect to one commercial loan or one credit relationship exposes us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan.

Actual credit losses may exceed the losses that we expect in our loan portfolio, which could require us to raise additional capital. If we are not able to raise additional capital, our financial condition, results of operations and capital would be materially and adversely affected

Credit losses are inherent in the business of making loans. We make various assumptions and judgments about the collectability of our consolidated loan portfolio and maintain an allowance for estimated credit losses based on a number of factors, including the size of the portfolio, asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management’s assessment of the credit risk inherent in the portfolio, historical loan loss experience and loan underwriting policies. In addition, the Company evaluates all loans identified as problem loans and augments the allowance based upon our estimation of the potential loss associated with those problem loans. Additions to the allowance for credit losses recorded through our provision for credit losses decrease net income. If such assumptions and judgments are incorrect, our actual credit losses may exceed our allowance for credit losses.

At June 30, 2010, our allowance for credit losses was $110 million. In recent periods, we have added to our allowance for credit losses due to the deteriorating real estate markets in Nevada, Arizona and California. Continuing deterioration in the real estate market, and in particular the commercial real estate market, could affect the ability of our loan customers to service their debt, which could result in additional loan provisions and subsequent increases in our allowance for credit losses in the future. Moreover, because future events are uncertain and because we may not successfully identify all deteriorating loans in a timely manner, there may be loans that deteriorate in an accelerated time frame. If actual credit losses materially exceed our allowance for credit losses, we may be required to raise additional capital, which may not be available to us on acceptable terms or at all. Our inability to raise additional capital on acceptable terms when needed could materially and adversely affect our financial condition, results of operations and capital.

In addition, we may be required to increase our allowance for credit losses based on changes in economic and real estate market conditions, new information regarding existing loans, input from regulators in connection with their review of our allowance, identification of additional problem loans and other factors, both within and outside of our management’s control. Increases to our allowance for credit losses would negatively affect our financial condition and earnings.

If actual credit losses exceed our provision for credit losses, we may also be required to record a valuation allowance against our deferred tax assets

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all deferred tax assets will not be realized. This determination is based upon an evaluation of all available positive or negative evidence. As a result of losses incurred in 2008 and 2009, the Company is in a three-year cumulative pretax loss position at June 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset. The Company has assessed its ability to utilize deferred tax assets, and although the Company has a 20-year carryforward period, we currently forecast sufficient taxable income to utilize the deferred tax asset within five years including under stressed conditions. In addition, management has identified tax planning strategies that would also be available to utilize deferred tax assets. The Company has concluded that there is sufficient positive evidence to overcome negative evidence, and that it is not more likely than not that deferred tax assets will not be realized. However, if future results underperform management’s forecasts, the Company may be required to record a valuation allowance against some or all of its deferred tax assets.

We could be required to revalue our deferred tax assets if stock transactions result in limitations on the deductibility of our net operating losses or loan losses

Our deferred tax assets relate primarily to net operating losses and loan loss allowances. The availability of net operating losses and loan losses to offset future taxable income would be limited if we were to undergo an “ownership change” pursuant to Section 382 of the Internal Revenue Code of 1986, as amended. Subject to any required shareholder approval, we may in the future seek to impose restrictions on the transfer of our stock to prevent stock transactions that would result in an ownership change (any such restrictions would most likely affect 5% stockholders or those persons who would seek to acquire 5% of our stock). Notwithstanding any restrictions that we may implement, there can be no assurance that they would be upheld if challenged, or that the restrictions and any remedies or cures for violations would be respected by taxing or other authorities. Further, such restrictions, if implemented, could adversely affect the marketability and market price for our stock.

The Company’s financial instruments expose it to certain market risks and may increase the volatility of reported earnings

The Company holds certain financial instruments measured at fair value. For those financial instruments measured at fair value, the Company is required to recognize the changes in the fair value of such instruments in earnings. Therefore, any increases or decreases in the fair value of these financial instruments have a corresponding impact on reported earnings. Fair value can be affected by a variety of factors, many of which are beyond our control, including our credit position, interest rate volatility, volatility in capital markets and other economic factors. Accordingly, our earnings are subject to mark-to-market risk and the application of fair value accounting may cause our earnings to be more volatile than would be suggested by our underlying performance.

If the Company lost a significant portion of its low-cost deposits, it could negatively impact our liquidity and profitability

The Company’s profitability depends in part on successfully attracting and retaining a stable base of low-cost deposits. While we generally do not believe these core deposits are sensitive to interest rate fluctuations, the competition for these deposits in our markets is strong and customers are increasingly seeking investments that are safe, including the purchase of U.S. Treasury securities and other government-guaranteed obligations, as well as the establishment of accounts at the largest, most-well capitalized banks. If the Company were to lose a significant portion of its low-cost deposits, it would negatively impact its liquidity and profitability.

From time to time, the Company has been dependent on borrowings from the FHLB and the FRB, and there can be no assurance these programs will be available as needed

While it currently has no outstanding borrowings from the FHLB of San Francisco and the FRB, the Company in the recent past has been reliant on such borrowings to satisfy its liquidity needs. The Company’s borrowing capacity is generally dependent on the value of the Company’s collateral pledged to these entities. These lenders could reduce the borrowing capacity of the Company or eliminate certain types of collateral and could otherwise modify or even terminate its loan programs. Any change or termination would have an adverse affect on the Company’s liquidity and profitability.

A decline in the Company’s stock price or expected future cash flows, or a material adverse change in our results of operations or prospects, could result in further impairment of our goodwill

Since January 1, 2008, we have written off $191.9 million in goodwill. A further significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate or slower growth rates could result in additional impairment of our goodwill. If we were to conclude that a future write-down of our goodwill is necessary, then we would record the appropriate charge, which could be materially adverse to our operating results and financial position. For further discussion, see Note 6, “Goodwill and Other Intangible Assets” in the notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement.

Any reduction in the Company’s credit rating could increase the cost of funding from the capital markets

Moody’s Investors Service regularly evaluates its ratings of us and our long-term debt based on a number of factors, including our financial strength as well as factors not entirely within our control,

including conditions affecting the financial services industry generally. In light of the difficulties in the financial services industry and the housing and financial markets, there can be no assurance that we will not be subject to credit downgrades. Credit ratings measure a company’s ability to repay its obligations and directly affect the cost and availability to that company of unsecured financing. Downgrades could adversely affect the cost and other terms upon which we are able to obtain funding and increase our cost of capital.

The Company’s expansion strategy may not prove to be successful and our market value and profitability may suffer

The Company continually evaluates expansion through acquisitions of banks, the organization of new banks and the expansion of our existing banks through establishment of new branches. Any future acquisitions will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things: 1) difficulty of integrating the operations and personnel; 2) potential disruption of our ongoing business; and 3) inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems.

The recent crisis also revealed and caused risks that are unique to acquisitions of financial institutions and banks, and that are difficult to assess, including the risk that the acquired institution has troubled, illiquid, or bad assets or an unstable base of deposits or assets under management. The Company expects that competition for suitable acquisition candidates may be significant. We may compete with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. The Company cannot assure you that we will be able to successfully identify and acquire suitable acquisition targets on acceptable terms and conditions.

In addition to the acquisition of existing financial institutions, the Company may consider the organization of new banks in new market areas. We do not have any current plans to organize a new bank. Any acquisition or organization of a new bank carries with it numerous risks, including the following:

•	the inability to obtain all required regulatory approvals;

•	significant costs and anticipated operating losses during the application and organizational phases, and the first years of operation of the new bank;

•	the inability to secure the services of qualified senior management;

•	the local market may not accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

•	the inability to obtain attractive locations within a new market at a reasonable cost; and

•	the additional strain on management resources and internal systems and controls.

The Company cannot provide any assurance that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions and the organization of new banks. Further, as described below, certain of the Company’s bank subsidiaries, including the Bank of Nevada, are currently subject to a memorandum of understanding, which, among other things, imposes limitations on the Company’s ability to grow its business. The Company’s inability to overcome these risks could have an adverse effect on the achievement of our business strategy and maintenance of our market value.

The Company may not be able to control costs and its business, financial condition, results of operations and prospects could suffer

Our ability to manage our business successfully will depend in part on our ability to maintain low-cost deposits and to control operating costs. If the Company is not able to efficiently manage our costs, results of operations could suffer.

The Company may not be able to implement and improve its controls and processes, or its reporting systems and procedures, which could cause it to experience compliance and operational problems or incur additional expenditures beyond current projections, any one of which could adversely affect our financial results

The Company’s future success will depend on the ability of officers and other key employees to continue to implement and improve operational, credit, financial, management and other internal risk controls and processes, and improve reporting systems and procedures, while at the same time maintaining and growing existing businesses and client relationships. We may not successfully implement such improvements in an efficient or timely manner and may discover deficiencies in existing systems and controls. Such activities would divert management from maintaining and growing our existing businesses and client relationships and could require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to improve our controls and processes, or our reporting systems and procedures, we may experience compliance and operational problems or incur additional expenditures beyond current projections, any one of which could adversely affect our financial results.

The Company’s future success will depend on our ability to compete effectively in a highly competitive market

The Company faces substantial competition in all phases of our operations from a variety of different competitors. Our competitors, including commercial banks, community banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, insurance companies, securities dealers, brokers, mortgage bankers, investment advisors, money market mutual funds and other financial institutions, compete with lending and deposit-gathering services offered by us. Increased competition in our markets may result in reduced loans and deposits.

There is very strong competition for financial services in the market areas in which we conduct our businesses from many local commercial banks as well as numerous national and commercial banks and regionally based commercial banks. Many of these competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale and may offer a broader range of products and services than us. If we are unable to offer competitive products and services, our business may be negatively affected.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured depository institutions. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

The success of the Company is dependent upon its ability to recruit and retain qualified employees especially seasoned relationship bankers

The Company’s business plan includes and is dependent upon hiring and retaining highly qualified and motivated executives and employees at every level. In particular, our relative success to date has been partly the result of our management’s ability to seek and retain highly qualified relationship bankers that have long-standing relationships in their communities. These professionals bring with them valuable customer relationships and have been an integral part of our ability to attract deposits and to expand our market areas. Our declining stock price and new government limits on employee compensation for TARP recipients could make it more difficult to recruit and retain people. From time to time, the Company recruits or utilizes the services of employees who are subject to the limitations on their ability to use confidential information of a prior employer, to freely compete with that employer, or to solicit customers of that employer. If the Company is unable to hire or retain qualified employees it may not be able to successfully execute its business strategy. If the Company is found to have violated any nonsolicitation or other restrictions applicable to it or its employees, the Company or its employee could become subject to litigation or other proceedings.

The limitations on bonuses, retention awards and incentive compensation contained in ARRA may adversely affect the Company’s ability to retain its highest performing employees

Competition for qualified personnel in the banking industry is intense and there are a limited number of persons both knowledgeable and experienced in our industry. The process of recruiting personnel with the combination of skills and attributes required to carry out the Company’s strategic initiatives is often lengthy. In addition, for so long as any equity or debt securities that were issued to the Treasury under TARP remain outstanding, ARRA restricts bonuses, retention awards and other compensation payable to an institution’s senior executive officers and certain other highly paid employees. It is possible that the Company may be unable to create a compensation structure that permits us to retain our highest performing employees or recruit additional employees, especially if we are competing against institutions that are not subject to the same restrictions. If this were to occur, our business and results of operations could be materially adversely affected.

The Company would be harmed if it lost the services of any of its senior management team or senior relationship bankers

We believe that our success to date has been substantially dependent on our senior management team, which includes Robert Sarver, our Chairman and Chief Executive Officer, Kenneth Vecchione, our President and Chief Operating Officer, Dale Gibbons, our Chief Financial Officer, Duane Froeschle, our Chief Credit Officer, Bruce Hendricks, Chief Executive Officer of Bank of Nevada, James Lundy, President and Chief Executive Officer of Alliance Bank of Arizona, Gerald Cady, Chief Executive Officer of Torrey Pines Bank, James DeVolld, President and Chief Executive Officer of First Independent Bank of Nevada, and certain of our senior relationship bankers. We also believe that our prospects for success in the future are dependent on retaining our senior management team and senior relationship bankers. In addition to their skills and experience as bankers, these persons provide us with extensive community ties upon which our competitive strategy is based. Our ability to retain these persons may be hindered by the fact that we have not entered into employment agreements with any of them. The loss of the services of any of these persons, particularly Mr. Sarver, could have an adverse effect on our business if we cannot replace them with equally qualified persons who are also familiar with our market areas. See also “The limitations on bonuses, retention awards and incentive compensation contained in ARRA may adversely affect our ability to retain our highest performing employees”.

Mr. Sarver’s involvement in outside business interests requires substantial time and attention and may adversely affect the Company’s ability to achieve its strategic plan

Mr. Sarver joined the Company in December 2002 and is an integral part of our business. He has substantial business interests that are unrelated to us, including his position as managing partner of the Phoenix Suns National Basketball Association franchise. Mr. Sarver’s other business interests demand significant time commitments, the intensity of which may vary throughout the year. Mr. Sarver’s other commitments may reduce the amount of time he has available to devote to our business. We believe that Mr. Sarver spends the substantial majority of his business time on matters related to our company. However, a significant reduction in the amount of time Mr. Sarver devotes to our business may adversely affect our ability to achieve our strategic plan.

Terrorist attacks and threats of war or actual war may impact all aspects of our operations, revenues, costs and stock price in unpredictable ways

Terrorist attacks in the United States, as well as future events occurring in response or in connection to them including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions, may impact our operations. Any of these events could cause consumer confidence and savings to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Any of these occurrences could have an adverse impact on the Company’s operating results, revenues and costs and may result in the volatility of the market price for our securities, including our common stock, and impair their future price.

The Company is subject to a U.S. federal income tax audit in respect of the claim of certain deductions arising from the impairment of our collateralized debt obligations, which resulted in an approximately $37 million tax refund for the 2006 and 2007 taxable periods

The Company is subject to a U.S. federal income tax audit in respect of the claim of certain deductions arising from the impairment of our collateralized debt obligations, or CDOs, which resulted in an approximately $37 million tax refund for the 2006 and 2007 taxable periods. To date, the Internal Revenue Service has not asserted any proposed adjustments or assessments with respect to the audit. Although we believe that the CDO related deductions will be respected for U.S. federal income tax purposes, we cannot assure you that the Internal Revenue Service would not successfully challenge some or all of such deductions. If the Internal Revenue Service were to successfully challenge some or all of such deductions, the Company may be subject to a tax liability in the amount of the $37 million refund, or portion thereof (excluding penalties or interest). The Company has not accrued a reserve for this potential exposure.

The business may be adversely affected by internet fraud

The Company is inherently exposed to many types of operational risk, including those caused by the use of computer, internet and telecommunications systems. These risks may manifest themselves in the form of fraud by employees, by customers, other outside entities targeting us and/or our customers that use our internet banking, electronic banking or some other form of our telecommunications systems. Given the growing level of use of electronic, internet-based, and networked systems to conduct business directly or indirectly with our clients, certain fraud losses may not be avoidable regardless of the preventative and detection systems in place.

Risks Related to the Banking Industry

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us

The Company is subject to extensive regulation, supervision, and legislation that governs almost all aspects of our operations. See “Management’s Discussion and Analysis — Supervision and Regulation” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. Intended to protect customers, depositors and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividends or distributions that our banking institutions can pay to our holding company, restrict the ability of institutions to guarantee our parent company’s debt, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Further, our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject the Company to additional restrictions on its business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. In particular, the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, include, among others:

•	a reduction in our ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;

•	increased cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•	the limitation on our ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and

•	the limitation on our ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us

State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations. If, as a result of an examination, the FDIC or Federal Reserve were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of the banks’ operations had become unsatisfactory, or that any of the banks or their management was in violation of any law or regulation, the FDIC or Federal Reserve may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in the bank’s capital, to restrict the bank’s growth, to assess civil monetary penalties against the bank’s officers or directors, to remove officers and directors and, if the FDIC concludes that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the bank’s deposit insurance. Under Nevada, Arizona and California law, the respective state banking supervisory authority has many of the same remedial powers with respect to its state-chartered banks.

As previously disclosed in our filings with the SEC, on November 16, 2009 the FDIC issued a consent order with respect to our Torrey Pines Bank subsidiary relating to an alleged violation of the Equal Credit Opportunity Act (“ECOA”) at the bank’s PartnersFirst credit card division. Pursuant to the consent order, Torrey Pines Bank has consented to take certain actions to enhance a variety of its policies, procedures and processes regarding management and board oversight, holding company and affiliate transactions, compliance programs with training, monitoring and audit procedures, and risk management. In addition, the FDIC has placed certain of our other banking subsidiaries, including Bank of Nevada, under informal supervisory oversight in the form of memoranda of understanding, or MOU. In certain cases, including Bank of Nevada, the banks affected by the foregoing regulatory actions are required to maintain higher levels of Tier 1 capital than otherwise would be required to be considered well-capitalized under federal capital guidelines and may not issue dividends, make distributions or otherwise provide liquidity to the Company, without prior regulatory approval. In addition, certain banks are required to obtain the non-objection of bank regulators before engaging in any transaction that would materially change its balance sheet composition.

If we were unable to comply with regulatory directives in the future, or if we were unable to comply with the terms of any future supervisory requirements to which we may become subject, then we could become subject to additional supervisory actions and orders, including cease and desist orders, prompt corrective action and/or other regulatory enforcement actions. If our regulators were to take such additional supervisory actions, then we could, among other things, become subject to greater restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. Failure to implement the measures in the time frames provided, or at all, could result in additional orders or penalties from federal and state regulators, which could result in one or more of the remedial actions described above. The terms of any such supervisory action and the consequences associated with any failure to comply therewith could have a material negative effect on our business, operating flexibility and financial condition.

Changes in interest rates could adversely affect our profitability, business and prospects

Most of the Company’s assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality and prospects. The Company’s operating income and net income depend to a great extent on our net interest margin. Net interest margin is the difference between the interest yields we receive on loans, securities and other interest earning assets and the interest rates we pay on interest bearing deposits, borrowings and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on our interest bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest earning assets, our net interest income, and therefore our earnings, would be adversely affected. The Company’s earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. The Company cannot guarantee that it will be able to minimize interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money the Company can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

The Company is exposed to risk of environmental liabilities with respect to properties to which we obtain title

Approximately 65% of the Company’s loan portfolio at June 30, 2010 was secured by real estate. In the course of our business, the Company may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

Risks Related to our Common Stock and this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive

The price of our common stock on NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the market prices for our common stock.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	sales of our equity or equity-related securities;

•	our financial condition, performance, creditworthiness and prospects;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events; and

•	our past and future dividend practice.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as may be described under “Underwriting,” we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us. In addition, giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may from time to time issue debt securities, borrow money through other means, or issue preferred stock. In 2008, we issued preferred stock to the federal government under the TARP program, and from time to time we have borrowed money from the Federal Reserve, other financial institutions and other lenders. All of these securities or borrowings have priority over the common stock on a liquidation, which could affect the market price of our stock.

Our Board of Directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Nevada law and provisions of our amended and restated articles of incorporation and amended and restated by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our amended and restated articles of incorporation authorize our Board of Directors to issue additional series of preferred stock and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of $41,218,250, after deducting the underwriting discounts and commissions and estimated expenses by us. If the underwriter exercises its option to purchase additional shares in full, we estimate that we will receive net proceeds of $47,495,937, after deducting the underwriting discounts and commissions and estimated expenses by us.

We intend to use the net proceeds from this offering for general corporate purposes, including to make capital injections into our bank subsidiaries. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in highly liquid, interest-bearing, investment grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization (i) as of June 30, 2010 on an actual basis, and (ii) on an as adjusted basis to give effect to the issuance of the common stock offered hereby.

	As of June 30, 2010
		As
	Actual	Adjusted(1)
	(Dollars in thousands,
	except per share data)

Cash and cash equivalents	$560,623	$601,904

Debt and borrowings
Junior subordinated debt(2)	$36,323	$36,323
Other borrowings	—	—

Total debt and borrowings	$36,323	$36,323
Stockholders’ equity
Preferred stock, par value $.0001; 20,000,000 shares authorized; 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued; liquidation preference of $1,000 per share	129,378	129,378
Common stock, par value $.0001; 200,000,000 shares authorized; 73,344,405 shares issued and outstanding, actual; 80,344,405 shares issued and outstanding, as adjusted	7	8
Surplus	688,260	729,541
Retained deficit	(245,045)	(245,045)
Accumulated other comprehensive income	3,258	3,258

Total stockholders’ equity	575,858	617,140

Total capitalization	$612,181	$653,463

(1)	If the underwriter’s over-allotment option is exercised in full, surplus will increase to $735,808.

(2)	The junior subordinated debt reflects funds raised from the issuance of Cumulative Trust Preferred Securities through our six statutory business trusts. The junior subordinated debt has maturity dates ranging from 2033 to 2037, and had a weighted average interest rate of 4.42% as of June 30, 2010. In the event of certain changes or amendments to regulatory requirements or Federal tax rules, the junior subordinated debt is redeemable in whole. The obligations under these instruments are fully and unconditionally guaranteed by us and rank subordinate and junior in right of payment to all of our other liabilities. The trust preferred securities qualified as Tier 1 capital for us as of June 30, 2010, subject to certain limitations, with the excess being included in total capital for regulatory purposes. The Dodd-Frank Act, which was signed into law by the President of the United States on July 21, 2010, among other things, allows us to continue to include our current trust preferred securities as Tier 1 capital but would affect the qualification of any future trust preferred securities that we may issue as Tier 1 capital. For more information regarding our current trust preferred securities, see Note 10, “Junior Subordinated and Subordinated Debt” beginning on page 107 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement, and “Risk Factors — We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us” and “— State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.”

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on NYSE under the symbol “WAL.” As of August 18, 2010, the last reported sale price of our common stock on NYSE was $6.83. As of July 31, 2010, there were approximately 1,828 stockholders of record.

The following table presents the high and low sales price per share of our common stock during certain periods, as reported on NYSE. We have never paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

On November 21, 2008, we issued preferred securities and a warrant to purchase our common stock to the Treasury. Prior to November 21, 2011, unless we have redeemed the preferred securities or the Treasury has transferred the securities to a third party, the Treasury’s consent will be required for us to pay a common stock dividend or repurchase our common stock, other than in connection with benefit plans consistent with past practice.

	High	Low

2010
Third Quarter (through August 18, 2010)	$8.10	$6.60
Second Quarter	9.64	6.04
First Quarter	6.04	3.75
2009
First Quarter	$10.54	$3.72
Second Quarter	9.22	4.00
Third Quarter	7.84	5.86
Fourth Quarter	6.33	2.99
2008
First Quarter	$18.90	$10.06
Second Quarter	14.06	7.74
Third Quarter	27.66	6.79
Fourth Quarter	17.00	8.60

DESCRIPTION OF CAPITAL STOCK

The following description is a general summary of the terms of our capital stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated by-laws. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our amended and restated articles of incorporation, as amended from time to time, and amended and restated by-laws because they, and not the summaries, define the rights of holders of shares of our capital stock. You can obtain copies of our amended and restated articles incorporation and amended and restated by-laws by following the directions under the heading “Where You Can Find More Information.”

Common Stock

General

Our amended and restated articles of incorporation, as amended, provide the authority to issue 200,000,000 shares of common stock, par value $0.0001 per share. At July 31, 2010, there were 73,426,774 shares of common stock issued and we had outstanding stock options granted to directors, officers and other employees for 2,791,192 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiaries, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Some Important Charter Provisions

Our amended and restated articles of incorporation, as amended, provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered, three-year terms. Any amendment to our amended and restated articles of incorporation must be approved by a majority of the outstanding shares of each class of shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least 80% of the outstanding shares of each class entitled to vote is required to amend certain of the provisions contained in the amended and restated articles of incorporation regarding classification of the board of directors, removal of directors and approval of business combinations. Our amended and restated by-laws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our amended and restated articles of incorporation and amended and restated by-laws may differ from the general information we are providing, you should only rely on the actual provisions of our amended and restated articles of incorporation and amended and restated by-laws.

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WAL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

General

We are authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. Our amended and restated articles of incorporation, subject to limitations prescribed in such articles and subject to limitations prescribed by Nevada law, authorize the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series A Preferred Stock

As of December 31, 2008, 140,000 shares of preferred stock were issued and outstanding, consisting of 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from November 21, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Nevada state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock ranks:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of us.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice, including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by one of our broker-dealer subsidiaries solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases by one of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or any redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition by us or any of our subsidiaries of record ownership of junior stock or parity stock for the beneficial ownership of any other person other than us or one of our subsidiaries, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

Until such time as the initial selling securityholder ceases to own any shares of Series A Preferred Stock, if we repurchase shares of Series A Preferred Stock from a holder who is not the initial selling securityholder, other than permitted repurchases, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the immediately preceding paragraph, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $35,000,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than ourselves or one of our subsidiaries after November 21, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital to us at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board (other than any such sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008).

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the validity of the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all of our assets, nor the consolidation or merger by us with or into any other corporation or any other entity or by another corporation or any other entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by-law or by our articles of incorporation, the vote or consent of the holders of at least 66 2 / 3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of the Certificate of Designations for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of us;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or our articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of us with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent, and (ii) such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of shares of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Treasury Warrant

In connection with the Treasury’s purchase of our Series A Preferred Stock, we issued to the Treasury a ten-year warrant to purchase 1,574,213 shares of our common stock at an initial exercise price of $13.34 (the “Warrant”).

Shares of Common Stock Subject to the Warrant

The Warrant was initially exercisable for 1,574,213 shares of our common stock. The Warrant provided that if we completed one or more qualified equity offerings on or prior to December 31, 2009 that resulted in our receipt of aggregate gross proceeds of not less than $140,000,000, which equaled 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the Warrant then held by the selling securityholders would be reduced by 50%. In May 2009, we completed a qualified equity offering and the gross proceeds were in excess of $140,000,000. Accordingly, the common stock underlying the Warrant was reduced by 50% following the consummation of the offering. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $13.34 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before November 21, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the date of exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Warrant with the New York Stock Exchange.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are transferable, subject to applicable securities laws.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of November 21, 2011 and the date on which the initial selling securityholder no longer holds the Warrant or any portion of the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) without consideration or for less than 90% of the market price of the common stock on the last trading day prior to the date of the agreement on pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of November 21, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Other Warrants

In addition to the Warrant described above, there are outstanding warrants exercisable for 131,684 shares of our common stock with a weighted average exercise price of $34.56.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. Holders with respect to the ownership and disposition of our common stock. In general, a “Non-U.S. Holder” is any beneficial owner of our common stock other than the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, (i) whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) which has made a valid election to be treated as a United States person.

If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, banks or other financial institutions, brokers, dealers in securities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States expatriates or, persons holding common stock as part of a hedging, integrated or conversion transaction or a straddle. This discussion assumes that the Non-U.S. Holder will hold our common stock as a capital asset, generally property held for investment.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING, AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

As described above under “Price Range of Common Stock and Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce the recipient’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Sale or Other Disposition of Common Stock.”

In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder). Under applicable Treasury

Regulations, a Non-U.S. Holder will be required to satisfy certain certification requirements, generally on IRS Form W-8BEN, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. If tax is withheld in an amount in excess of the amount prescribed by an applicable income tax treaty, a refund of the excess amount may generally be obtained by filing an appropriate claim for refund with the IRS.

Dividends received by a Non-U.S. Holder that are effectively connected with a U.S. trade or business (and if required by an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the recipient) generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, generally an IRS Form W-8ECI, or any successor form, with the payor of the dividend, but instead generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. In addition, dividends received by a corporate Non-U.S. Holder that are effectively connected with a U.S. trade or business of the corporate Non-U.S. Holder (or dividends attributable to a corporate Non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A Non-U.S. Holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

Gain on Sale or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the Non-U.S. Holder’s shares of common stock unless:

•	the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and various other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock.

If the recipient is a Non-U.S. Holder described in the first bullet above, the recipient will generally be required to pay U.S. Federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the recipient is an individual non-United States holder described in the second bullet above, the recipient will generally be required to pay a flat 30% U.S. Federal income tax on the gain derived from the sale, which tax may be offset by United States source capital losses. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form).

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the Non-U.S. Holder actually or constructively held more than 5% of our common stock.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required. Under tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of proceeds on the disposition of shares made to a Non-U.S. holder may be subject to information reporting. In general, backup withholding will not apply to dividends paid to a Non-U.S. Holder or to proceeds from the disposition of common stock paid to a Non-U.S. Holder if the holder has provided the required certification (usually on an IRS Form W-8BEN) of the holder’s status as a Non-U.S. person or other exempt status. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the amount of tax withheld is applied to the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

Withholding With Respect to Certain Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The entity through which our common stock is held will affect the determination of whether such withholding is required. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Keefe, Bruyette & Woods, Inc. (the “Underwriter”). We have entered into an underwriting agreement with the Underwriter, dated August 19, 2010 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, the Underwriter has agreed to purchase all of the 7,000,000 shares of common stock offered hereby (the “Initial Shares”).

In connection with this offering, the Underwriter or securities dealers may distribute prospectuses electronically.

Director and Officer Participation

Our management, directors, principal stockholders, or their affiliates may acquire shares in this offering. Furthermore, any purchases by management, directors, principal stockholders, or their affiliates must be made on the same terms and conditions as purchases by nonaffiliated investors, subject to the limitations described under “— No Sales of Similar Securities.”

Commissions and Discounts

Shares of common stock sold by the Underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the Underwriter to securities dealers may be sold at a discount of up to $0.16875 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriter to other brokers or dealers at a discount of up to $0.10000 per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriter.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriter, assuming both no exercise and full exercise of the Underwriter’s over-allotment option to purchase an additional 1,050,000 shares of common stock:

	No Exercise	Full Exercise

Per Share Total	$0.28125	$0.28125

Total	$1,968,750	$2,264,062

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriter, will be approximately $500,000.

Over-Allotment Option

We have granted to the Underwriter an option to buy 1,050,000 additional shares of our common stock (the “Option Shares”), at the public offering price less underwriting discounts and commissions and less an amount per share equal to any dividends or distributions declared by us and payable on the Initial Shares, but not on the Option Shares. The Underwriter may exercise this option in whole or from time to time in part solely for the purpose of covering over-allotments, if any, made in connection with this offering.

No Sales of Similar Securities

We and our executive officers and directors, have entered into lock-up agreements with the Underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the Underwriter, subject to limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise. These restrictions will be in effect for a period of 90 days from the date of the Underwriting Agreement. At any time and without public notice, the Underwriter may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Indemnification and Contribution

We have agreed to indemnify the Underwriter and its affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter and its affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

NYSE Listing

Our common stock is listed on NYSE under the symbol “WAL.”

Price Stabilization and Short Positions

In connection with this offering, the Underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriter at any time. The Underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Affiliations

The Underwriter and its affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The Underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Jones Vargas, Las Vegas, Nevada and certain legal matters about us and with respect to this offering will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. Certain legal matters with respect to this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
WESTERN ALLIANCE BANCORPORATION

Debt Securities, Common Stock, Preferred Stock, Depositary Shares,
Purchase Contracts, Units and Warrants

By this prospectus, we may offer from time to time:

•	debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	purchase contracts;

•	units; and

•	warrants exercisable for debt securities, common stock or preferred stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the price of the securities. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being delivered to you.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “WAL.” We have not yet determined whether any of the securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Investing in our securities involves risks. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

The offered securities are not deposits or obligations of a bank or savings associations and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2009.

i

ABOUT THIS PROSPECTUS

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

References in this prospectus to “Western Alliance,” “we,” “us” and “our” are to Western Alliance Bancorporation. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units, warrants and trust preferred securities collectively as “offered securities.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Because our common stock trades on the New York Stock Exchange under the symbol “WAL,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
The New York Stock Exchange 20 Broad Street New York, New York 10005
On-line information, free of charge	SEC’s Internet website at www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Western Alliance Bancorporation
2700 W. Sahara Avenue
Las Vegas, Nevada 89102
(702) 248-4200
Attn: Dale Gibbons, Executive Vice President and Chief Financial Officer
Internet Website: www.westernalliancebancorp.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT
CONSTITUTE A PART OF THIS PROSPECTUS.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed March 16, 2009 (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2009 annual meeting of stockholders, which was filed on March 17, 2009);

•	our Current Report on Form 8-K filed with the SEC on February 5, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 27, 2005, including any amendment or report filed for the purpose of updating such description.

All filings that we may file pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•	changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon managements’ beliefs and assumptions and are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT WESTERN ALLIANCE BANCORPORATION

We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through our subsidiary banks and financial services companies located in Nevada, Arizona, California and Colorado. On a consolidated basis, as of December 31, 2008, we had approximately $5.2 billion in assets, $4.1 billion in total loans, $3.7 billion in deposits and $495.5 million in stockholders’ equity. We have focused our lending activities primarily on commercial loans, which comprised 83.9% of our total loan portfolio at December 31, 2008. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments, equipment leasing and affinity credit card services nationwide.

Bank of Nevada (formerly BankWest of Nevada) was founded in 1994 by a group of individuals with extensive community banking experience in the Las Vegas market. We believe our success has been built on the strength of our management team, our conservative credit culture, the attractive long-term growth characteristics of the markets in which we operate and our ability to expand our franchise by attracting seasoned bankers with long-standing relationships in their communities.

In 2003, we opened Alliance Bank of Arizona in Phoenix, Arizona and Torrey Pines Bank in San Diego, California. In 2006, we opened Alta Alliance Bank in Oakland, California. In addition, we acquired both Nevada First Bank and Bank of Nevada as part of mergers that were completed in 2006. Both of these banks were merged into BankWest of Nevada (whose name was subsequently changed to Bank of Nevada).

In March 2007, we expanded our presence in Northern Nevada through the acquisition of First Independent Bank of Nevada, which is headquartered in Reno, Nevada. At December 31, 2008, the Company, through its banking and other subsidiaries, had total assets of approximately $5.2 billion and total deposits of approximately $3.7 billion.

In July 2007, we announced the formation of PartnersFirst Affinity Services (“PartnersFirst”), a division of our Torrey Pines Bank affiliate. PartnersFirst focuses on affinity credit card marketing using an innovative model and approach. Through our wholly-owned, non-bank subsidiaries, Miller/Russell & Associates, Inc. (“Miller/Russell”), Shine Investment Advisory Services, Inc. (“Shine”), and Premier Trust, Inc. (“Premier Trust”), we provide investment advisory and wealth management services, including trust administration and estate planning. We acquired Miller/Russell in May 2004, Premier Trust in December 2003 and a majority interest in Shine in July 2007. As of December 31, 2008, Miller/Russell had $1.0 billion in assets under management, Shine had $328 million in assets under management and Premier Trust had $316 million in assets under management and $488 million in total trust assets.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WAL.” Our principal executive offices are located at 2700 W. Sahara Avenue, Las Vegas, Nevada 89102. Our telephone number is (702) 248-4200. Our website is www.westernalliancebancorp.com. References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider the information to be, a part of this prospectus.

RECENT DEVELOPMENTS

On April 23, 2009, we announced our unaudited consolidated financial results for the quarter ended March 31, 2009.

Total assets increased 1.3% to $5.27 billion at March 31, 2009, compared to $5.20 billion for the quarter ended March 31, 2008. Total loans were $4.08 billion at March 31, 2009, a decrease of 0.5% from $4.10 billion at December 31, 2008 and an increase of 9.5%, from $3.72 billion at March 31, 2008. Total deposits were $4.29 billion at March 31, 2009, an increase of $380 million from December 31, 2008 and an increase of $509 million from $3.78 billion at March 31, 2008. We had a net loss of $86.5 million for the quarter ended March 31, 2009 compared to net income of $4.1 million for the same period last year, primarily due to a non-cash goodwill impairment charge of $45 million and an after tax write down of $36 million on Bank of America preferred stock, which is still performing.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges and preferred stock dividends for the periods indicated are set forth in the table below. As of December 31, 2008, we had 140,000 shares of preferred stock outstanding, all of which were issued on November 21, 2008. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges and pre-tax earnings required for preferred stock dividends. For purposes of computing these ratios:

•	earnings consist of income from continuing operations before income taxes, including goodwill impairment charges, securities mark-to-market gains and losses and securities impairment charges;

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases;

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	pre-tax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

	At or for the Year Ended December 31,
	2008(1)	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	—	1.38	1.73	2.33	2.57
Excluding interest on deposits	—	2.74	4.29	7.19	5.08

(1)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges and preferred stock dividends by a $291.4 million deficiency including interest on deposits and by a $360.5 million deficiency excluding interest on deposits.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	refinancing, reduction or repayment of debt;

•	investments in our subsidiary banks and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions;

•	expansion of the business; and

•	investments at the holding company level.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

Pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of offered securities in short-term obligations.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

We may offer and sell from time to time, in one or more offerings, the following:

•	debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	purchase contracts;

•	units; and/or

•	warrants exercisable for debt securities, common stock or preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior debt securities and/or senior subordinated debt securities, which in each case will be unsecured, direct, general obligations of Western Alliance.

The senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The senior subordinated debt securities will be subordinate and junior in priority of payment to our senior debt securities, as described below under “Ranking — Subordination of Senior Subordinated Debt Securities” and in the prospectus supplement applicable to any senior subordinated debt securities that we may offer. For purposes of the descriptions in this section, we may refer to the senior debt securities and the senior subordinated debt securities collectively as the “debt securities.” The debt securities will be effectively subordinated to the creditors and preferred equity holders of our subsidiaries.

We will issue senior debt securities under a senior debt indenture and senior subordinated debt securities under a separate senior subordinated debt indenture. Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions in this section, we may refer to the senior debt indenture and the senior subordinated debt indenture and any related supplemental indentures, as “an indenture” or, collectively, as “the indentures.” The indentures will be qualified under and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Each indenture will be between us and a trustee that meets the requirements of the Trust Indenture Act. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

The descriptions in this section relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. A form of the senior debt indenture and a form of the senior subordinated debt indenture under which we may issue our senior debt securities and senior subordinated debt securities, respectively, and the forms of the debt securities, have been filed with the SEC as exhibits to the registration statement that includes this prospectus and will be available as described under the heading “Where You Can Find More Information” above. Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.

The terms and conditions described in this section are terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

Except as set forth in the applicable indenture or in a supplemental indenture and described in an applicable prospectus supplement, the indentures do not limit the amount of debt securities we may issue under the indentures. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement, we may, from time to time, reopen any series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series. Additional notes issued in this manner will have the same terms and conditions as the outstanding debt securities of that series, except for their original issue date and issue price, and will be consolidated with, and form a single series with, the previously outstanding debt securities of that series.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

•	the amount of debt securities issued and any limit on the amount that may be issued;

•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

•	the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

•	the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•	whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•	if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

•	whether the debt securities can be converted into or exchanged for our other securities, and the related terms and conditions;

•	in the case of senior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We may offer and sell our debt securities at a substantial discount below their stated principal amount. These debt securities may be original issue discount securities, which means that less than the entire principal amount of the original issue discount securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities with a fixed interest rate or a floating interest rate. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Except as set forth in the applicable indenture or in a supplemental indenture, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

For purposes of the descriptions in this section:

•	“subsidiary” means a corporation or a partnership or a limited liability company a majority of the outstanding voting stock or partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our other subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency; and

•	“significant subsidiary” means any of our subsidiaries that is a “significant subsidiary,” within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

Ranking

Senior Debt Securities

Payment of the principal of and premium, if any, and interest on debt securities we issue under the senior debt indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Senior Subordinated Debt Securities

To the extent provided in the senior subordinated debt indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of senior subordinated debt securities, the payment of the principal of and premium, if any, and interest on any senior subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior debt, which is defined below. If there is a distribution to our creditors in a liquidation or dissolution of us, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the holders of senior debt will first be entitled to receive payment in full of all amounts due on the senior debt (or provision shall be made for such payment in cash) before any payments may be made on the senior subordinated debt securities. Because of this subordination, our general creditors may recover more, ratably, than holders of senior subordinated debt securities in the event of a distribution of assets upon insolvency.

The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related senior subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior debt.

The indentures will place no limitation on the amount of senior debt that we may incur. We expect to incur from time to time additional indebtedness constituting senior debt, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

“Senior debt” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt is outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

•	our other indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, note purchase agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements;

•	our indebtedness for money borrowed or represented by purchase-money obligations, as defined below;

•	our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures which is included in the Company’s consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described above.

However, “senior debt” excludes:

•	any indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to the senior subordinated debt securities or ranks equally with the senior subordinated debt securities,

•	any indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the senior subordinated debt securities are subordinated, and

•	unless expressly provided in the terms thereof, any of our other indebtedness to its subsidiaries.

As used above, the term “purchase money obligations” means indebtedness, obligations or guarantees evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, and any deferred obligation for the payment of the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to senior subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the senior subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated by reference in the applicable prospectus supplement or in this prospectus will describe as of a recent date the approximate amount of our senior debt outstanding as to which the senior subordinated debt securities of that series will be subordinated.

Structural Subordination

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent on their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since our right to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Claims from creditors (other than us), on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank or First Independent Bank of Nevada and our other non-banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of the banks or our other non-banking subsidiaries.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will set forth the terms, if any, on which a series of debt securities may be converted into or exchanged for our other securities. These terms will include whether conversion or exchange is mandatory, or is at our option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

Redemption of Securities

We may redeem the debt securities at any time, in whole or in part, at the prescribed redemption price, at the times and on the terms described in the applicable prospectus supplement.

From and after notice has been given as provided in the indentures, if we have made available funds for the redemption of any debt securities called for redemption on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption by us of any debt securities is required to be given to holders at their addresses, as shown in the security register. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

If we elect to redeem debt securities, we will be required to notify the trustee of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed equally, by lot or in a manner it deems fair and appropriate.

Denomination, Interest, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities (i) in denominations of $1,000 or integral multiples of $1,000 if the debt securities are in registered form and (ii) in denominations of $5,000 if the debt securities are in bearer form.

Unless otherwise specified in the applicable prospectus supplement, we will pay the principal of, and applicable premium, if any, and interest on any series of debt securities at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. At our option, we may pay interest by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to that person at an account maintained within the United States.

Any defaulted interest, which means interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will immediately cease to be payable to the registered holder on the applicable regular record date by virtue of his having been the registered holder on such date. We may pay defaulted interest either to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before the special record date, or at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture.

Subject to limitations imposed upon debt securities issued in book-entry form, the holder may exchange debt securities of any series for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the holder may surrender debt securities of any series for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent, in addition to the applicable trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem the debt securities of any series, neither we nor any trustee will be required to:

•	issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository or with a nominee for a depository identified in the applicable prospectus supplement relating to that series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series.

Our obligations with respect to the debt securities, as well as the obligations of the applicable trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

The prospectus supplement for a series of debt securities will list the special situations, if any, in which a global security will terminate and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Consolidation or Sale of Assets

We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all of our properties and assets, either in one transaction or a series of transactions, to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

(1) either:

•	we are the continuing entity, or

•	the successor entity, if other than us, formed by or resulting from any consolidation or merger, or which has received the transfer of our assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures, and

(2) immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as a result of that transaction as having been incurred by us or our subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing;

provided, however, that the conditions described in (1) and (2) above will not apply to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries.

Except as provided in this prospectus or as may otherwise be provided in the applicable prospectus supplement, the indenture and the terms of the debt securities will not contain any event risks or similar covenants that are intended to afford protection to holders of any debt securities in the event of a merger, a highly leveraged transaction or other significant corporate event involving us or our subsidiaries, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Additional Covenants and/or Modifications to the Covenant Described Above

Any of our additional covenants and/or modifications to the covenant described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain the restrictive covenant stated above, nor does it contain any other provision which restricts us from, among other things:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.

Events of Default, Waiver and Notice

Events of Default.

The events of default with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities, include the following events:

•	failure to pay any installment of interest or any additional amounts payable on any debt security of the series for 30 days;

•	failure to pay principal of, or premium, if any, on, any debt security of the series when due, whether at maturity, upon redemption, by declaration or acceleration of maturity or otherwise;

•	default in making any sinking fund payment when due, for any debt security of the series;

•	default in the performance or breach of any of our other covenants or warranties contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 90 days after written notice as provided in the applicable indenture;

•	specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary or either of our property; and

•	any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (5) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us, and to the applicable trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to debt securities of a series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may annul the declaration of acceleration and waive any default in respect of those debt securities if:

•	we have deposited with the applicable trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee, and

•	all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the applicable indenture.

Waiver

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

•	in the payment of the principal of, or premium, if any, or interest on any debt security of that series, or

•	in respect of a covenant or provision contained in the applicable indenture that, by the terms of that indenture, cannot be modified or amended without the consent of each affected holder of an outstanding debt security.

Notice

Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the debt securities or in the payment of any sinking fund installment in respect of the debt securities, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to the indentures or for any remedy under the indentures, except in the case of failure of the applicable trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding debt securities of that series. However, any holder of debt securities is not prohibited from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on the debt securities at their respective due dates.

Subject to the trustee’s duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction.

Within 180 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indentures

Except as otherwise specifically provided in the applicable indenture, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such indenture or of modifying in any manner the rights of the holders under debt securities issued under such indenture. However, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

•	except as described in the prospectus supplement relating to such debt security:

•	extend the stated maturity of the principal of, or any installment of interest or any additional amounts, or the premium, if any, on, any debt security,

•	reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security,

•	extend the time of payment of interest on any debt security or any additional amounts,

•	change any of the conversion, exchange or redemption provisions of any debt security,

•	change the place of payment, or the coin or currency for payment, of principal, or premium, if any, including any amount in respect of original issue discount or interest on any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or for the conversion or exchange of any debt security in accordance with its terms,

•	release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities, and

•	in the case of subordinated debt securities, modify the ranking or priority of the securities,

•	reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture, or

•	modify any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by us with specific covenants in the indenture.

We and the respective trustee may modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

•	to secure or provide for the guarantee of the debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity or correct any inconsistency in an indenture provided that the cure or correction does not adversely affect the holders of the debt securities;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;

•	to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities;

•	to conform any provision in an indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture.

In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security;

•	the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the immediately preceding bullet point;

•	the principal amount of an indexed security that is deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security under the applicable indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of any other obligor are to be disregarded.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

Defeasance and Covenant Defeasance

If the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations will not constitute an event of default with respect to the debt securities; in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments.

A trust will only be permitted to be established if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;

•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	certain other provisions set forth in the indenture are met;

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and

•	in the case of the senior subordinated debt indenture, no event or condition will exist that, pursuant to certain provisions described in this section would prevent us from making payments of principal of and premium, if any, and interest on the senior subordinated debt securities at the date of the irrevocable deposit referred to above.

In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Option to Extend Interest Payment Period

If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

•	purchases of our capital stock in connection with any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

•	in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

•	dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

•	any non-cash dividends declared in connection with the implementation of a shareholder rights plan by us;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by us that rank equally with or junior to the debt securities;

•	make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities of the relevant Trust; or

•	redeem, purchase or acquire less than all of the junior subordinated debentures or any preferred securities of the relevant Trust.

Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period.

We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the senior debt securities or the senior subordinated debt securities. In the case of our junior subordinated debentures, if the property trustee is the sole holder of such debt securities, we will give the administrative trustees and the property trustee notice of our selection of an extension period two business days before the earlier of (1) the next succeeding date on which distributions on the preferred securities are payable or (2) the date the administrative trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution, but in any event, at least one business day before such record date. The administrative trustees will give notice of our selection of the extension period to the holders of the preferred securities. If the property trustee is not the sole holder of such debt securities, or in the case of the senior and subordinated debt securities, we will give the holders of these debt securities notice of our selection of an extension period at least two business days before the earlier of (a) the next succeeding interest payment date or (b) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment.

Regarding the Trustees

We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Governing Law

The senior debt securities, the senior subordinated debt securities and the related indentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated by-laws, each as amended and restated. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our amended and restated articles of incorporation and amended and restated by-laws because they, and not the summaries, define the rights of holders of shares of our common stock. You can obtain copies of our amended and restated articles incorporation and amended and restated by-laws by following the directions under the heading “Where You Can Find More Information.”

General

Our amended and restated articles of incorporation provide the authority to issue 100,000,000 shares of common stock, par value $.0001 per share. At March 1, 2009, there were 38,909,652 shares of common stock issued and we had outstanding stock options granted to directors, officers and other employees for 2,990,200 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiaries, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Some Important Charter Provisions

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered, three-year terms. Any amendment to our amended and restated articles of incorporation must be approved by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of each class of shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least 80% of the outstanding shares of each class entitled to vote is required to amend certain of the provisions contained in the amended and restated articles of incorporation regarding classification of the board of directors, removal of directors and approval of business combinations. Our amended and restated by-laws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our amended and restated articles of incorporation and amended and restated by-laws may differ from the general information we are providing, you should only rely on the actual provisions of our amended and restated articles of incorporation and amended and restated by-laws. If you would like to read our Certificate of Incorporation and bylaws, you may request a copy from us by following the directions under the heading “Where You Can Find More Information.”

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WAL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, and the applicable certificate of designation to our amended and restated articles of incorporation, determining the terms of the related series of preferred stock and our amended and restated by-laws, each of which we will make available upon request. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our amended and restated articles of incorporation, the applicable certificate of designation and our amended and restated by-laws because they, and not the summaries, define your rights as holders of shares of our preferred stock.

General

We are authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2008, 140,000 shares of preferred stock were issued and outstanding, consisting of 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Our amended and restated articles of incorporation, subject to limitations prescribed in such articles and subject to limitations prescribed by Nevada law, authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Terms of the Preferred Stock That We May Offer and Sell to You

You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the title and stated value of the preferred stock being offered;

•	the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock being offered;

•	the provisions for a sinking fund, if any, for the preferred stock being offered;

•	the provisions for redemption, if applicable, of the preferred stock being offered;

•	any listing of the preferred stock being offered on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, conversion or exchange price, or the manner of calculating the conversion or exchange price, and the conversion or exchange date(s) or period(s) and whether we will have the option to convert such preferred stock into cash;

•	voting rights, if any, of the preferred stock being offered;

•	whether interests in the preferred stock being offered will be represented by depositary shares and, if so, the terms of those shares;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or equally with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Ranking

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

•	senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that the equity securities rank junior to the preferred stock being offered;

•	equally with our Fixed Rate Cumulative Perpetual Preferred Stock, Series A and all equity securities issued by us other than those referred to in the first and last bullet points of this subheading; and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to the preferred stock being offered.

For purposes of this subheading, the term “equity securities” does not include convertible debt securities.

Distributions

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as we will set forth in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates determined by our board of directors.

Distributions on any class or series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a distribution payable on a distribution payment date on any class or series of preferred stock for which distributions are non-cumulative, then the holders of that class or series of preferred stock will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accumulated for that period, whether or not distributions on that series are declared payable on any future distribution payment date.

If any shares of the preferred stock of any class or series are outstanding, no full dividends will be declared or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, equally with or junior to the preferred stock of the class or series for any period unless all required dividends are paid. The phrase “all required dividends are paid” when used in this prospectus with respect to class or series of preferred stock means that:

•	if the class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for payment for all past dividend periods and the then current dividend period, or

•	if the class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for the payment for the then current dividend period.

When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking equally as to dividends with the preferred stock of the class or series, all dividends declared upon shares of preferred stock of the class or series and any other class or series of preferred stock ranking equally as to dividends with the preferred stock will be declared equally so that the amount of dividends declared per share on the preferred stock of the class or series and the other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of the class or series, which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have cumulative dividend, and the other class or series of preferred stock bear to each other. No interest, sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of the class or series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends, other than in common stock or other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us, will be declared or paid or set aside for payment or other distribution will be declared or made upon the common stock or any of our other stock ranking junior or equally with the preferred stock of the class or series as to dividends or upon liquidation, nor will any common stock or any of our other capital stock ranking junior to or equally with preferred stock of the class or series as to dividends or upon liquidation, dissolution or winding-up of us be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any stock, by us except by conversion into or exchange for our other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us.

Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a class series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon, which will not, if the preferred stock does not have a cumulative dividend, include an accumulation in respect of unpaid dividends for prior dividends periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of the preferred stock may provide that, if no stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless provided otherwise for any class or series of preferred stock, unless all required dividends are paid:

•	no shares of the applicable class or series of preferred stock will be redeemed unless all outstanding shares of preferred stock of the class or series are simultaneously redeemed, and

•	we will not purchase or otherwise acquire directly or indirectly any shares of the applicable class or series of preferred stock, except by conversion into or exchange for our stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us, provided, however, that the above restrictions will not prevent the purchase or acquisition of shares of preferred stock of the class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the class or series.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment will be made to the holders of any common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon the voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of our capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of shares of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions will have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

For those purposes, the consolidation or merger of us with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as otherwise provided in the certificate of designation or the resolutions establishing such series and as indicated in the applicable prospectus supplement.

Under the Nevada Revised Statutes, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our amended and restated articles of incorporation, if the amendment would:

(1) increase or decrease the aggregate number of authorized shares of such a series of preferred stock and includes provisions pursuant to which only money will be paid or scrip will be issued to holders who, before the amendment becomes effective, in the aggregate hold 10% or more of the outstanding shares of that series and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock;

(2) increase or decrease the aggregate number of authorized shares of such a series of preferred stock and such increase or decrease would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock; and

(3) decrease the aggregate number of issued and outstanding shares of that series of preferred stock would not decrease the aggregate number of authorized shares of that series, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

Conversion Rights

The terms and conditions, if any, upon which any class or series of preferred stock are convertible into or exchangeable for our other securities or rights or those of other issuers, including, without limitation, common stock, debt securities, trust preferred securities or another series of preferred stock, or any combination of the foregoing, will be set forth in the applicable prospectus supplement relating to the preferred stock. The terms will include the name of the issuer of the other securities or rights and the number or principal amount of the securities or rights into which the shares of preferred stock are convertible or exchangeable, the conversion or exchange price or rate or the manner of calculating the price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at the option of the holders of the preferred stock or at our or other issuer’s option, the events requiring an adjustment of the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the applicable prospectus supplements, summarizes certain terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. The following summary relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be those set forth in the applicable deposit agreement and summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares. The descriptions herein and in the applicable prospectus supplement do not restate those agreements and receipts in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable deposit agreement and deposit certificate because they, and not the summaries, define your rights as holders of the depositary shares. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of depositary shares or depositary share units and will be available as described under the heading “Where You Can Find More Information” above.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Neither we nor the depositary will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both we and the depositary will be obligated to use our best judgment and to act in good faith in performing our respective duties under the deposit agreement. We and the depositary will be liable only for gross negligence and willful misconduct in performing our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless we or the depositary receive what we, in our sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. We and the depositary may rely on the advice of legal counsel or accountants of the choice of each. We and the depositary may also rely on information provided by persons we and they believe, in good faith, to be competent, and on documents we and they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

We, each depositary and any agent of ours or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our debt securities, common stock or preferred stock or units of two or more of these types of securities, which are collectively referred to in this prospectus as “underlying warrant securities.” We may issue warrants independently or together with any underlying warrant securities and such warrants may be attached to or separate from those underlying warrant securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as more fully described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will contain a description of the following terms:

•	the title of the warrants;

•	the designation, amount and terms of the underlying warrant securities for which the warrants are exercisable;

•	the designation and terms of the underlying warrant securities, if any, with which the warrants are to be issued and the number of warrants issued with each underlying warrant security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the underlying warrant securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms, including terms, procedures and limitations relating to the exercise and exchange of the warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase, for cash and/or securities (as will be specified in the applicable prospectus supplement), the amount or number of debt securities, shares of preferred stock, or shares of common stock, at the exercise price, as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Holders of warrants may exercise their respective warrants as set forth in the prospectus supplement relating to such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the underlying warrant securities purchasable upon exercise of the warrants. If a holder exercises less than all of the warrants represented by the warrant certificate, the warrant agent will issue a new warrant certificate for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable warrant agreement and warrant certificate relating to the warrants because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants, at a future date or dates. The price per purchase contract security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Under the purchase contracts, we may be required to make periodic payments to the holders of the units or vice versa. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The purchase contracts may require holders to secure their obligations under the contracts in a specified manner and, in specified circumstances, we may deliver newly issued prepaid purchase contracts, or prepaid securities, when we transfer to a holder any collateral securing the holder’s obligations under the original purchase contract.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and one or more other securities, which may include our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities, and which may secure the holder’s obligations to purchase the purchase contract security under the purchase contract.

The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts, whether they will be issued separately or as part of units, and any applicable pledge or depository arrangements.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the purchase contracts. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters,

•	directly to its stockholders, or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to us from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

We may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to the prevailing market prices, or

•	at negotiated prices.

We may directly solicit offers to purchase offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. Any agent designated by us, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Randall S. Theisen, Esq., an attorney on Western Alliance’s legal staff, and for the underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Theisen is Senior Vice President and General Counsel of Western Alliance and owns shares and holds options to purchase shares of Western Alliance common stock.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

7,000,000 Shares
Western Alliance Bancorporation

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods